Form 4 - Exhibit 99

Name of Reporting Person: Name of Issuer: Transaction Date:	John A. Brockriede Central Jersey Bancorp (CJBK) August 4, 2005

Explanation of Responses and Additional Information

In addition to the shares of Common Stock of the Issuer reported on the Form 4 filed in connection herewith, the reporting person directly owns 2,258 shares of Common Stock.

In addition to the shares of Common Stock of the Issuer reported on the Form 4 filed in connection herewith, the reporting person indirectly owns the following:

(i)     18,122 shares held in trusts for the benefit of family members of the reporting person, of which the reporting person’s spouse is trustee;

(ii)    3,292 shares held in a Simplified Employee Pension Plan by PaineWebber as custodian for the benefit of the reporting person;

(iii)   1,636 shares held in an Individual Retirement Account by PaineWebber for the benefit of the reporting person’s spouse.

(iv)   92,236 held by CJM Management, L.L.C., of which the reporting person is an administrative member.

The reporting person disclaims beneficial ownership of the securities held in trusts for the benefit of family members of the reporting person and the securities held in the Individual Retirement Account by PaineWebber for the benefit of his spouse. The reporting person also disclaims beneficial ownership of the securities held by CJM Management, L.L.C., except to the extent of his ownership interest therein. This report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

The number of shares beneficially held by the reporting person as reported on the Form 4 and in this Exhibit have been adjusted to give effect to the two-for-one stock split effected on July 1, 2005.